TIMET AND BOEING ENTER INTO NEW LONG-TERM SUPPLY AGREEMENT

DALLAS, TEXAS . . . November 16, 2009 . . . Titanium Metals Corporation (“TIMET”) (NYSE: TIE) announced today that it has entered into a new, long-term titanium supply agreement with The Boeing Company (“Boeing”).  The new supply agreement will be effective on January 1, 2011 and will expire on December 31, 2015.  As part of entering into the new supply agreement, TIMET and Boeing amended the terms of their existing supply agreement which expires December 31, 2010. The new supply agreement provides for, among other things, mutual annual purchase and supply commitments, the extension of the global titanium scrap recycling program and the utilization of the TIMET Global Service Center Network.

Bobby D. O’Brien, President, noted, “TIMET and Boeing have a solid relationship that has developed and expanded over the past 40 years. This new agreement extends that relationship and allows us the opportunity to build upon the long standing strategic partnership between our companies.”

Steven L. Watson, CEO and Vice Chairman of the Board of Directors of TIMET, noted, “Through our focused efforts over the past few years, we have added significant capacity and flexibility to our operations, increasing our ability to respond to future industry growth and demand. Through these efforts and this new agreement, we are pleased to continue to be a key supplier and strategic partner in Boeing’s current and future programs.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information.  Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “will,” “should,” “could,” “anticipates,” “expects,” “estimates” or comparable terminology or by discussions of strategy or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium metals and commercial aerospace industries, global economic and political conditions, changes in global productive capacity, the performance of TIMET, its customers and suppliers under long-term agreements, changes in customer inventory levels, changes in product pricing and costs, changes in foreign currency exchange rates, availability of raw materials, competitive products, strategies and technologies, operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the outcome of litigation and other risks and uncertainties detailed in the TIMET’s Securities and Exchange Commission filings.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  TIMET disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.  For additional information, please refer to TIMET’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2009.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information concerning TIMET is available on its website at www.timet.com.

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